Exhibit 10.21

2005 TERMS AND CONDITIONS

FOR A NON-QUALIFIED STOCK OPTION GRANT (NQSO)

UNDER THE MEDCO HEALTH SOLUTIONS, INC. 2002 STOCK INCENTIVE PLAN

This is a summary of the terms applicable to the stock option specified on this document. Different terms may apply to any other grant under the Medco Health Solutions, Inc. 2002 Stock Incentive Plan.

I. GENERAL INFORMATION

This stock option becomes exercisable in equal installments (subject to rounding process) on the Vesting Dates indicated in the accompanying box. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with Medco Health Solutions, Inc. (Company) ends for any reason, your right to exercise this stock option will be determined according to the terms in Section II.

Grant Type: Grant Code: Option Price: Grant Date: Expiration Date:	Nonqualified Stock Option (NQ) ANNL
Vesting Date	Vesting Date

II. TERMINATION OF EMPLOYMENT

A. General Rule. If your employment is terminated for any reason, the portion of this stock option that is unvested will expire on the date your employment ends. Except as specified in paragraphs B – F below, the portion of this stock option that is vested will expire 90 days after the date your employment ends, but in no event later than the original Expiration Date.

B. Retirement or Disability. If you retire from service with the Company or your employment terminates as a result of your Disability, the portion of this stock option that is vested will expire the day before the second anniversary of your termination of employment due to retirement Disability, but in no event later than its original Expiration Date.

C. Death. If you die, the portion of this stock option that is unvested and that would vest on the Vesting Date immediately following your date of death (the “Next Installment”) shall vest as of your date of death. Whether already vested on the date of your death or vested as the Next Installment as a result of your death, the portion of this stock option that is vested will expire the day before the second anniversary of your death, but in no event later than its original Expiration Date.

D. Separation. If your employment is terminated by the Company and the Company determines that such termination resulted from the elimination of your job, you will be considered “separated” and will be offered an agreement containing a general release of claims in a form acceptable to the Company. If you sign the agreement, the following will apply: the portion of this stock option that is vested as of the date of termination of your employment will expire the day before the six month anniversary of the date your employment with the Company ends, but in no event later than the original Expiration Date. If you do not sign the agreement, then you will be treated as terminated under paragraph A, above.

E. Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this stock option (whether vested or unvested) will expire immediately upon your receipt of notice of such termination.

F. Divestiture or Joint Venture. Unless the Board of Directors of the Company or its compensation committee determines otherwise, in the event of the sale of the subsidiary or division in which you are employed, or the transfer of your employment to a joint venture or other entity in which the Company has a significant business or ownership interest, paragraph A shall apply.

III. ADJUSTMENTS

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Board of Directors, the Board shall make such adjustments, if any, as it may deem appropriate to the number and kind of shares subject to this option and/or the option price (provided that fractions of a share will be rounded down to the nearest whole share). Any such determination shall be final, binding and conclusive on all parties.

This stock option is subject to the provisions of the 2002 Stock Incentive Plan and the Rules and Regulations thereunder established by the Board of Directors of Medco Health Solutions, Inc. or its Compensation Committee as in effect on the Grant Date. By accepting this Award, the grantee specifically acknowledges that he/she may become subject to certain share ownership guidelines developed by the Board of Directors that may restrict the grantee’s ability to sell shares acquired under the Plan and the grantee agrees to comply with such requirements as they may be in effect from time to time. The grantee specifically acknowledges that such guidelines may apply to previously granted Incentives.